UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2009
D.R. Horton, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
301 Commerce Street, Suite 500, Fort Worth, Texas 76102
(Address of principal executive offices)
Registrant’s telephone number, including area code: (817) 390-8200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 13, 2009, D.R. Horton, Inc. (the “Company”) completed a public offering of $500,000,000 aggregate principal amount of its 2.00% Convertible Senior Notes due 2014 (the “Notes”), which includes the $50,000,000 over-allotment option that was fully exercised by the underwriters. The Company received net proceeds from the offering, after the underwriting discounts and commissions, of $487.5 million. The Notes are governed by an indenture dated as of June 9, 1997 (the “Indenture”) among the Company, the guarantors party thereto and American Stock Transfer & Trust Company, as trustee, as supplemented by a Thirtieth Supplemental Indenture, dated as of May 13, 2009 (the “Supplemental Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”). Interest on the Notes will accrue at a rate of 2.00% per annum on the principal amount from May 13, 2009, payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2009. The Notes will mature on May 15, 2014 (the “Maturity Date”), subject to earlier conversion or repurchase. The Company may not redeem the Notes prior to the Maturity Date. The Guarantors are substantially all of the Company’s current homebuilding subsidiaries.
Conversion Rights
     Holders may convert all or any portion of their Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the Maturity Date. The initial conversion rate for the notes is 76.5697 shares of the Company’s common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $13.06 per share of the Company’s common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest.
     Upon conversion of a Note, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination thereof at the Company’s election (the “Conversion Obligation”). If the Company satisfies its Conversion Obligation solely in cash or through payment and delivery of a combination of cash and shares of the Company’s common stock, the amount of cash and shares of the Company’s common stock, if any, due upon conversion will be based on a daily conversion value (as described in the Supplemental Indenture) calculated on a proportionate basis for each trading day in the 20 trading-day cash settlement averaging period (as described in the Supplemental Indenture).
Fundamental Change
     Upon the occurrence of certain fundamental corporate changes, holders will have the option to require the Company to purchase all or any portion of the Notes. In such event, the Company must pay a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including any additional interest. The Company will pay for any Notes repurchased in such circumstances in cash.

Events of Default
     The Supplemental Indenture includes customary events of default, including payment defaults, failure to pay certain other indebtedness and certain events of bankruptcy, insolvency or reorganization.
Ranking
     The Notes are general unsecured obligations of the Company and the Guarantors. The Notes will be equal in right of payment with the existing and future unsecured unsubordinated debt of the Company and the Guarantors, and senior in right of payment to debt of the Company and the Guarantors that is expressly subordinated to the Notes and the guarantees of the Notes. The Notes will be effectively subordinated to all debt and other liabilities of the Company’s non-Guarantor subsidiaries. The Notes will also be effectively junior to the rights of secured creditors to the extent of the value of their security in the Company’s assets.
     The above description of the Notes and the Supplemental Indenture is qualified in its entirety by reference to the full text of the Supplemental Indenture, a copy of which is filed as an exhibit hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
4.1	Thirtieth Supplemental Indenture, dated as of May 13, 2009, among D.R. Horton, Inc., the guarantors party thereto and American Stock Transfer & Trust Company, LLC, as Trustee.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 14, 2009

D.R. Horton, Inc.
By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit

4.1	Thirtieth Supplemental Indenture, dated as of May 13, 2009, among D.R. Horton, Inc., the guarantors party thereto and American Stock Transfer & Trust Company, LLC, as Trustee.